Exhibit 99.1

InfraREIT, Inc. 1807 Ross Avenue, 4th Floor Dallas, TX 75201

PRESS RELEASE

InfraREIT Announces Agreements for Simultaneous Rate Case Dismissal and the

Exchange of Retail Distribution Assets for Transmission Assets from Oncor

DALLAS, TEXAS, July 24, 2017—InfraREIT, Inc. (NYSE: HIFR) (“InfraREIT” or the “Company”) announced an agreement regarding the proposed dismissal of the pending rate case (“Rate Case”) of InfraREIT’s subsidiary, Sharyland Distribution & Transmission Services, L.L.C. (“SDTS”), and its tenant, Sharyland Utilities, L.P. (“Sharyland”). In connection with the proposed dismissal, SDTS also signed a definitive agreement with Oncor Electric Delivery Company LLC (“Oncor”) to exchange SDTS’s retail distribution assets for a group of Oncor’s transmission assets located in west and central Texas.

Upon transaction close:

•	Significant reduction in retail delivery rates for all of Sharyland’s retail distribution customer classes

•	SDTS and Sharyland’s Rate Case will be dismissed

•	InfraREIT will focus on an electric utility transmission strategy

•	Transmission capital expenditures for the Company expected to be in the range of $185 million to $315 million for the period of 2017 through 2019

“Our primary focus has been to own and lease a portfolio that enables Sharyland to meet the infrastructure needs of the growing Texas economy and serve Sharyland’s customers and communities by providing safe, reliable and affordable power, and we believe this proposed transaction is a win-win for all involved,” said David A. Campbell, Chief Executive Officer of InfraREIT and Sharyland. “All of Sharyland’s retail distribution customers are expected to see significantly reduced rates under the proposed transaction. We would like to thank the Staff of the Public Utility Commission of Texas, the Texas Office of Public Utility Counsel and the other parties for working diligently and constructively with the companies to reach these agreements.”

Simultaneous with the signing of the definitive agreement with Oncor, Sharyland and SDTS entered into an agreement with certain parties to the Rate Case, which, if approved by the Public Utility Commission of Texas (“PUCT”), will result in the dismissal of the Rate Case. Once the Rate Case is dismissed, SDTS and Sharyland will continue operating under their existing regulatory structure, and the current regulatory parameters will remain in place until the next rate case. Sharyland and SDTS will be required to file a new rate case in the calendar year 2020 with a test year ending December 31, 2019.

“These agreements will allow InfraREIT to focus on an electric utility transmission strategy, which offers clarity for our investors and the market,” added Campbell.

Brian Lloyd, Executive Director of the PUCT, commented, “I am immensely appreciative of Sharyland, SDTS and Oncor for the months of hard work that went into crafting these agreements. This landmark settlement will provide substantial rate relief to Sharyland customers by rolling them into the much larger customer base of Oncor, a fair resolution to Oncor’s rate case, and regulatory certainty for these utilities and their customers. I am proud to have the PUCT Staff join the other signatories in presenting these agreements to the Commissioners for their prompt consideration.”

Sharyland has agreed to provide a reduction in delivery rates for residential customers until the closing of the exchange transaction or a final Rate Case resolution. The interim rate reduction is expected to decrease Sharyland’s distribution revenue requirement (on an annualized basis) by approximately $3 million.

On December 30, 2016, SDTS and Sharyland filed an amended rate case application and rate filing packages with the PUCT under Docket No. 45414. On March 28, 2017, an abatement of the Rate Case proceeding was granted and the hearing on the merits that was scheduled for March 29 through April 7, 2017 was canceled, pending ongoing settlement negotiations among SDTS and other parties in the Rate Case.

Transaction Details

Under the definitive agreement with Oncor, SDTS will exchange approximately $400 million of distribution assets for approximately $380 million of transmission assets located in west and central Texas and approximately $20 million in cash from Oncor. Sharyland will lease these assets from SDTS and operate the assets under an amended certificate of convenience and necessity. Upon closing, SDTS will continue to own and lease certain substations related to its distribution assets but Sharyland will exit the retail distribution business.

Transaction Approvals and Closing Conditions

The effectiveness of the Rate Case dismissal and the closing of the exchange transaction are dependent upon each other and will be subject to a number of closing conditions, including: approval by the PUCT of the exchange transaction, the Rate Case dismissal and Oncor’s rate case settlement, in each case on terms consistent with those proposed by the relevant parties. Under the definitive agreement, SDTS, Sharyland and Oncor are required to file a joint Sale-Transfer-Merger application (“STM”) with the PUCT no later than August 4, 2017. Key parties to the Rate Case also support the exchange transaction and are requesting that the PUCT approve the STM. The closing of the exchange transaction is also contingent upon Oncor’s parent company obtaining consent of the U.S. Bankruptcy Court for the District of Delaware and SDTS obtaining certain consents from its lenders, as well as other customary closing conditions. The exchange transaction is expected to close in fourth quarter of 2017.

Outlook and Guidance

Assuming the completion of the exchange transaction on the expected timeline, the Company estimates transmission footprint capital expenditures in the following ranges over the next three years: $130 million to $160 million for 2017; $45 million to $95 million for 2018; and $10 million to $60 million for 2019.

InfraREIT expects to maintain the Company’s current quarterly cash dividend of $0.25 per share, or $1.00 per share annualized through 2017.

The Company’s consolidated debt profile continues to target debt as a percentage of total capitalization at or below 60 percent and AFFO-to-debt of at least 12 percent.

InfraREIT’s strategy will continue to focus on owning regulated assets with long lives, low operating risks and stable cash flows consistent with the characteristics of its current portfolio.

The guidance provided above constitutes forward-looking statements, which are based on current economic conditions and estimates, and the Company does not include other potential impacts, such as changes in accounting or unusual items. Supplemental information relating to the Company’s financial outlook is posted in the Investor Relations section of the Company’s Web site at www.InfraREITInc.com.

Conference Call and Webcast

Management will host a conference call and webcast today, July 24, 2017, at 10:00 a.m. U.S. Central Time to discuss the transaction. Prepared remarks by David A. Campbell, Chief Executive Officer, and Brant Meleski, Chief Financial Officer, will be followed by a question and answer session. Copies of the Company’s press release and slide deck presentation will be available under the “Investor Relations” section on the InfraREIT Web site at www.InfraREITInc.com.

Interested parties are invited to dial-in using 1-855-560-2576, or internationally at 1-412-542-4162, using access code: 10110690, or by asking for the “InfraREIT” conference call. The conference call will also be available through a webcast in the same section of the Investor Relations portion of the Company’s Web site.

A replay of the conference call will be available later today, July 24, 2017, beginning at 5:00 p.m. U.S. Central Time, through Monday, July 31, 2017. The phone number for the conference call replay is 1-877-344-7529 or, for calls from outside the U.S., 1-412-317-0088, using access code: 10110690. The replay will also be available on the Company’s Web site following the end of the live call.

About InfraREIT, Inc.

InfraREIT is a real estate investment trust that is engaged in owning and leasing rate-regulated electric transmission and distribution assets in the state of Texas. The Company is externally managed by Hunt Utility Services, LLC, an affiliate of Hunt Consolidated, Inc. (a diversified holding company based in Dallas, Texas and managed by the Ray L. Hunt family), and the Company’s shares are traded on the New York Stock Exchange under the symbol “HIFR”. Additional information on InfraREIT is available at www.InfraREITInc.com.

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Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. These statements give the current expectations of the Company’s management. Words such as “could,” “will,” “may,” “assume,” “forecast,” “strategy,” “guidance,” “outlook,” “target,” “expect,” “intend,” “plan,” “estimate,” “anticipate,” “believe,” or “project” and similar expressions are used to identify forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release include the Company’s expectations regarding the dismissal of the Rate Case and the consummation of the exchange transaction with Oncor. Forward-looking statements can be affected by assumptions used or known or unknown risks or uncertainties. Consequently, no forward-looking statements can be guaranteed and actual results may differ materially and adversely from those reflected in the forward-looking statements. Factors that could cause actual results to differ materially from those indicated in the forward-looking statements include, among others, (a) the failure to obtain PUCT approval of the Rate Case dismissal on terms consistent with those proposed by SDTS and Sharyland, (b) the failure to obtain regulatory or bankruptcy court approval for the transaction with Oncor or (c) the failure to consummate the transaction due to other unsatisfied closing conditions.

Any forward-looking statement made by the Company in this press release is based only on information currently available to the Company and speaks only as of the date on which it is made. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, other than as required by applicable law.

For additional information, contact:

For Investors:	Brook Wootton
Vice President, Investor Relations
InfraREIT, Inc., 214-855-6748

For Media:	Jeanne Phillips
Senior Vice President, Corporate Affairs & International Relations
Hunt Consolidated, Inc., 214-978-8534